EXHIBIT 23

                               CONSENT OF EXPERTS



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                   [COBITZ, VANDENBERG & FENNESSY LETTERHEAD]


The Board of Directors
Damen Financial Corporation

We consent to the incorporation by reference in the Registration Statements on Form S-8 of Damen Financial Corporation of our report dated October 30, 1997 relating to the consolidated statements of financial condition of Damen Financial Corporation and subsidiaries as of September 30, 1997 and 1996 and the related consolidated statements of earning, changes in stockholders' equity and cash flows for the periods ended September 30, 1997, 1996 and 1995, which report is incorporated by reference into Damen Financial Corporation's Annual Report on Form 10-K for the fiscal year ended September 30, 1997.


                                   /s/ Cobitz, Vandenberg & Fennessy


December 29, 1997
Hickory Hills, Illinois